Exhibit 99.3

This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently expected fourth quarter and full fiscal year 2006 net revenue and earnings results, our first quarter fiscal year 2007 revenues and core operating margins and our long-term outlook for our company, our industry , our business sectors and our potential realignment of our manufacturing capacity and the related costs and timing. The statements in this news release are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the Securities and Exchange Commission having views different from ours on the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities and the review of our historical recognition of our revenue by our Audit Committee; the impact of the restatement of our financial statements and any other actions that may be taken or required as a result of any of such reviews; risks and costs inherent in litigation, including any pending or future litigation relating to our stock option grants, the restatement of our financial statements as a result of the evaluation of our historical stock option practices and revenue recognition and associated financial statements or any declines on the price of our stock; whether or when we will realign our capacity and whether any such activity will adversely affect our cost structure, ability to service customers and labor relations; and our ability to successfully address the challenges associated with integrating our acquisition of Green Point; our ability to take advantage of perceived benefits of offering customers vertically integrated services; our ability to effectively address certain operational issues that have adversely affected certain of our US operations; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of large customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS SECOND QUARTER FISCAL 2007 RESULTS

Reiterates Third Quarter Guidance

St. Petersburg, FL – May 24, 2007…Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today reported net revenue for the second quarter of fiscal 2007, ended February 28, 2007, increased 27 percent to $2.9 billion compared to $2.3 billion for the same period of fiscal 2006.

Under generally accepted accounting principles in the United States of America (“GAAP”), operating income for the second quarter of fiscal 2007 decreased 56 percent to $36.7 million compared to $83.3 million for the same period of fiscal 2006. On a GAAP basis, net income for the second quarter of fiscal 2007 decreased 80 percent to $13.9 million compared to $69.0 million for the same period in fiscal 2006. GAAP diluted earnings per share for the second quarter of fiscal 2007 decreased 78 percent to $0.07 compared to $0.32 for the same period of fiscal 2006.

Jabil’s second quarter of fiscal 2007 core operating income decreased 42 percent to $55.6 million or 1.9 percent of net revenue compared to $96.2 million or 4.2 percent of net revenue for the second quarter of fiscal 2006. Core earnings decreased 64 percent to $28.4 million compared to $78.7 million for the second quarter of fiscal 2006. Core earnings per share decreased 62 percent to $0.14 per diluted share for the period compared to $0.37 for the second quarter of fiscal 2006.

(Jabil defines core operating income as GAAP operating income before amortization of intangibles, stock-based compensation expense, acquisition-related charges and restructuring and impairment charges. Jabil defines core earnings as GAAP net income before amortization of intangibles, stock-based compensation expense, acquisition-related charges, restructuring and impairment charges and certain other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes are its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information below.)

M O R E

Earnings Release—Add One

May 24, 2007

Second Quarter 2007 Highlights

•	Cash used in operations for the quarter was neutral.

•	Second quarter sales cycle was 29 days.

•	Annualized inventory turns were seven.

•	Capital expenditures were approximately $75 million.

•	Depreciation was approximately $52 million.

•	Cash & cash equivalent balances were $555 million.

•	Return on Invested Capital was seven percent.

•	A $0.07 dividend was paid on March 1, 2007.

•	Acquired operations of Taiwan Green Point.

Guidance Update:

As reported on March 22nd, Jabil said it currently expects revenue for its third fiscal quarter of 2007 to range from $2.9 to $3.0 billion, with an estimated core operating margin range of 2.5 to 3.0 percent, and anticipated core earnings per share in a range of $0.17 to $0.23 per diluted share. Under generally accepted accounting principles in the United States of America (“GAAP”), earnings per share are estimated to be $(0.08) to $0.04 per diluted share. (Expected GAAP earnings per share for the third quarter of fiscal 2007 are currently estimated to include $0.01 per share for amortization of intangibles, $0.05 per share for stock-based compensation and $0.13 to $0.19 per share for restructuring and impairment charges.)

Company Conference Call Information

Jabil will conduct a conference call to discuss its fourth quarter and fiscal year 2006, fiscal first and second quarter 2007 earnings on May 24th at 1:00 p.m. EDT live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

The news releases will also be available in the investors section of the web site (jabil.com) by approximately 7:00 a.m., EDT on May 24th. A taped replay of the conference call will also be available May 24, 2007 at approximately 3:00 p.m. EDT through midnight on May 30, 2007. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 1508800. An archived webcast of the conference call will be available at http://jabil.com/investors/.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 75,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 28, 2007	August 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$554,687	$773,563
Accounts receivable, net	1,341,052	1,288,024
Inventories	1,532,728	1,452,737
Income tax receivable	18,893	17,507
Prepaid expenses and other current assets	210,303	121,843
Deferred income taxes	23,753	25,291

Total current assets	3,681,416	3,678,965

Property, plant and equipment, net	1,231,544	985,262
Goodwill and intangible assets, net	1,263,365	688,774
Deferred income taxes	60,092	46,356
Other assets	16,113	12,373

Total assets	$6,252,530	$5,411,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$1,006,773	$63,813
Accounts payable	1,910,048	2,231,864
Accrued expenses	388,469	363,112
Income taxes payable	54,729	40,240
Deferred income taxes	2,472	2,305

Total current liabilities	3,362,491	2,701,334
Notes payable, long-term debt and long-term lease obligations, less current installments	400,992	329,520
Deferred income taxes	12,927	7,846
Other liabilities	76,677	78,549

Total liabilities	3,853,087	3,117,249

Minority Interest	15,472

Stockholders’ equity
Common stock	212	$211
Additional paid-in capital	1,302,182	1,265,382
Retained earnings	1,142,521	1,116,035
Accumulated other comprehensive income	139,307	113,104
Treasury Stock	(200,251)	(200,251)

Total stockholders’ equity	2,383,971	2,294,481

Total liabilities and stockholders’ equity	$6,252,530	$5,411,730

JABIL CIRCUIT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Six months ended
	February 28, 2007	February 28, 2006	February 28, 2007	February 28, 2006
Net revenue	$2,934,862	$2,314,962	$6,158,865	$4,719,369
Cost of revenue	2,763,352	2,130,314	5,795,370	4,338,899

Gross profit	171,510	184,648	363,495	380,470

Operating expenses:
Selling, general and administrative	119,975	87,063	229,731	181,605
Research and development	7,766	8,577	16,474	15,178
Amortization of intangibles	6,092	5,662	11,858	11,518
Restructuring & impairment charges	997		16,034

Operating income	36,680	83,346	89,398	172,169

Interest, net and other	21,352	2,496	25,613	3,803

Income before income taxes	15,328	80,850	63,785	168,366

Income tax expense	1,529	11,829	8,609	22,455

Minority interest	(101)	—	(101)	—

Net income	$13,900	$69,021	$55,277	$145,911

Earnings per share:
Basic	$0.07	$0.33	$0.27	$0.71

Diluted	$0.07	$0.32	$0.27	$0.69

Common shares used in the calculation of earnings per share:
Basic	203,377	207,622	203,227	206,152

Diluted	205,925	214,158	206,133	212,387

JABIL CIRCUIT, INC. AND SUBSIDIARIES

SUPPLEMENTAL DATA

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

(In thousands, except for per share data)

(Unaudited)

	Three months ended		Six months ended
	February 28,	February 28,	February 28,	February 28,
	2007	2006	2007	2006
Operating income (GAAP)	$36,680	$83,346	$89,398	$172,169
Amortization of intangibles	6,092	5,662	11,858	11,518
Stock-based compensation	11,844	7,152	23,362	24,289
Restructuring & impairment charges	997	—	16,034	—

Core operating income (Non-GAAP)	$55,613	$96,160	$140,652	$207,976

Net income (GAAP)	$13,900	$69,021	$55,277	$145,911
Amortization of intangibles, net of tax	5,103	4,660	9,743	9,383
Write-off of deferred tax assets, net of tax	—	—	—
Restructuring & impairment charges, net of tax	876	—	14,109
Stock-based compensation, net of tax	8,559	4,998	16,813	16,211
Other loss (income), net of tax	—	—	(6,998)

Core earnings (Non-GAAP)	$28,438	$78,679	$88,944	$171,505

Earnings per share: (GAAP)
Basic	$0.07	$0.33	$0.27	$0.71

Diluted	$0.07	$0.32	$0.27	$0.69

Core earnings per share: (Non-GAAP)
Basic	$0.14	$0.38	$0.44	$0.83

Diluted	$0.14	$0.37	$0.43	$0.81

Common shares used in the calculations of earnings per share: (GAAP)
Basic	203,377	207,622	203,227	206,152

Diluted	205,925	214,158	206,133	212,387

Common shares used in the calculations of earnings per share: (Non-GAAP)
Basic	203,377	207,622	203,227	206,152

Diluted	205,925	214,158	206,133	212,387